                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                   THE BOYDS COLLECTION, LTD.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

              350 South Street, McSherrystown, Pennsylvania 17344

                                                                  April 18, 2002

Dear Fellow Stockholders:

    You are cordially invited to attend the 2002 Annual Meeting of Stockholders of The Boyds Collection, Ltd., ("Boyds"). This meeting will be held at 1 Lincoln Square, Gettysburg, Pennsylvania on Thursday, May 16, 2002 at 10:00 a.m. Eastern Daylight Time.

    Ten Directors are to be elected at the Annual Meeting. In addition, you will be asked to ratify the selection of independent accountants, and consider such other matters as may properly be brought before the meeting.

    KKR 1996 Fund L.P. and KKR Partners II, L.P., which together own approximately 59.0% of Boyds common stock, have advised Boyds that they intend to vote their shares of common stock in favor of each of the matters specified above. Therefore, approval of such matters by the shareholders of Boyds is assured.

    IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

                                          Yours very truly,
                                          Jean Andre Rougeot
                                          CHIEF EXECUTIVE OFFICER AND DIRECTOR

                            ------------------------

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2002

                            ------------------------

To the Stockholders of
    THE BOYDS COLLECTION, LTD.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Boyds Collection, Ltd. ("Boyds") will be held at 1 Lincoln Square, Gettysburg, Pennsylvania on Thursday, May 16, 2002 at 10:00 a.m. Eastern Daylight Time, to consider the following matters:

    1.  the election of ten Directors;

    2. the ratification of the appointment of Deloitte & Touche LLP as independent certified public accountants for the current fiscal year; and

    3. the transaction of such other business as may properly be brought before the meeting.

    Details concerning those matters to come before the meeting are set forth in the accompanying proxy statement for your inspection.

    The Annual Report on form 10-K to Stockholders of Boyds for the fiscal year ended December 31, 2001 is enclosed. We hope you will find it informative.

    Pursuant to the Amended and Restated By-laws of Boyds, the Board of Directors has fixed the close of business on March 21, 2002, as the time for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. Each share of common stock of Boyds, $0.0001 par value, will entitle the holder thereof to one vote on all matters which may properly come before the Annual Meeting.

                                          By Order of the Board of Directors,
                                          Christine L. Bell
                                          CHIEF OPERATING OFFICER AND SECRETARY

Dated: April 18, 2002

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Meetings and Committees of the Board of Directors...........       1
Security Ownership of Certain Beneficial Owners and
  Management................................................       3
Compliance with Section 16(A) of the Securities Exchange
  Act.......................................................       4
Directors' Compensation.....................................       4
Executive Compensation......................................       4
  Compensation Committee Report.............................       4
  Compensation Committee Interlocks and Insider
    Participation...........................................       5
  Executive Officers........................................       6
  Summary Compensation Table................................       7
  Option Grants in Last Fiscal Year.........................       8
  Aggregate Option Exercises in Last Fiscal Year............       8
  401(k) Retirement Plan....................................       8
  Employment Contracts with Executive Officers..............       8
Certain Relationships and Related Transactions..............       9
Performance Graph...........................................      10
Proposal One: Election of Directors.........................      11
  Information Concerning Directors and Nominees.............      11
Proposal Two: Selection of Independent Public Accountants...      13
Stockholders List...........................................      13
Stockholder Proposals.......................................      13
Other Matters...............................................      13

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

    This Proxy Statement (first mailed to stockholders on or about April 18, 2002) is furnished to the holders ("Stockholders") of common stock, par value $0.0001 per share ("Common Stock"), of The Boyds Collection, Ltd. ("Boyds" or the "Company") in connection with the solicitation of proxies (each, a "Proxy") to be used at the Annual Meeting of Stockholders to be held at 10.00 a.m. on May 16, 2002 (the "Annual Meeting"), and any adjournments or postponements thereof. The Proxy may be revoked at any time prior to being voted by written notice to the Chief Operating Officer and Secretary of the Company, by submission of a Proxy bearing a later date or by voting in person at the meeting. Each valid and timely Proxy not revoked will be voted at the meeting in accordance with instructions thereon or if no instructions are specified thereon, then the Proxy will be voted as recommended by the Board of Directors. The affirmative vote of a majority of the votes cast is required for the ratification of the selection of independent accountants and the affirmative vote of a plurality of all votes cast at a meeting at which a quorum is present is required to elect a director. The deadline for receipt by the Secretary of Boyds of stockholder proposals for presentation at the Annual Meeting was October 31, 2001. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

    Only holders of record of Common Stock at the close of business on March 21, 2002 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 59,061,560 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Shares representing a majority of the votes entitled to be cast by the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present.

    As of March 21, 2002, KKR 1996 Fund L.P. and KKR Partners II, L.P. (the "Common Stock Partnerships") owned approximately 59.0% of the Common Stock. The Common Stock Partnerships have advised Boyds that they intend to vote all of their shares of Common Stock in favor of the election of the ten nominated directors and the ratification of the selection of Deloitte & Touche LLP as independent accountants. Such action by the Common Stock Partnerships is sufficient to elect such directors and approve such matter without any action on the part of any other holder of Common Stock. Certain of the nominees for Director of Boyds are affiliated with the general partner of each of the Common Stock Partnerships. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

    The Annual Report to Stockholders of Boyds for the fiscal year ended December 31, 2001 is enclosed, but does not constitute a part hereof.

    THE COMPLETE MAILING ADDRESS OF THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY IS 350 SOUTH STREET, MCSHERRYSTOWN, PENNSYLVANIA 17344.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    MEETINGS OF THE BOARD

    During the 2001 fiscal year, the board of directors of the Company (the "Board of Directors" or "the Board") met on four occasions. No incumbent director, other than Henry R. Kravis, George R. Roberts, Gary M. Lowenthal, James F. McCann and Joseph Y. Bae attended fewer than 75% of the aggregate number of Board meetings and committee meetings on which such Director served.

    COMMITTEES OF THE BOARD

    The Board of Directors currently has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. The Board does not have a nominating committee. The Company's Executive Committee, consisting of Henry R. Kravis, Scott M. Stuart, Marc S. Lipschultz and Gary M. Lowenthal, met on four occasions during the 2001 fiscal year. The Company's Audit Committee, consisting of Timothy Brady, Ann T. Buivid and James F. McCann met five times during the 2001 fiscal year. All members are independent directors, as defined under the listing standards of the New York Stock Exchange. The Company's Compensation Committee, consisting of Scott M. Stuart and Marc

S. Lipschultz, met on three occasions during the 2001 fiscal year. The Executive Committee has authority to act for the Board of Directors on most matters during intervals between Board meetings. The functions of the Audit Committee include reviewing with the independent accountants the plans and results of the annual audit, approving the audit and non-audit services by such independent accountants, reviewing the scope and results of the Company's internal auditing procedures, reviewing the adequacy of the Company's system of internal accounting controls and reviewing the annual financial statements prepared for release to stockholders and the public. The functions of the Compensation Committee include reviewing the salaries and bonuses of senior management and the review and approval of participation in, and administration of, the 1999, 2000 and 2001 Option Plans for Key Employees of the Company (the "Plans").

REPORT OF THE AUDIT COMMITTEE

    Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for examining those statements. In connection with the preparation of the December 31, 2001 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management, (2) discussed with the auditors the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including Statement on Auditing Standards No. 61, (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence from management and the Company, and (4) considered the compatibility of non-audit services with the auditors' independence.

    Based upon these reviews and discussions, the Audit Committee has recommended, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended, subject to Stockholders' approval, the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2002, and the Board concurred in such recommendation.

    THE AUDIT COMMITTEE

    Timothy Brady, Chairman
    Ann T. Buivid
    James F. McCann

    Subject to the passage of Proposal One, the Audit Committee will consist of three independent members of the Board of Directors, namely Timothy Brady, Chairman, Ann T. Buivid and James F. McCann, as required by Sections 303.01
(B) (2) (a) and (3) of the New York Stock Exchange's listing standards. The Audit Committee has adopted a written charter, which has been filed as an appendix to the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders.

    PRINCIPAL ACCOUNTING FIRM FEES

    The following table sets forth the fees billed to the Company for the fiscal year ended December 31, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP:

    Audit Fees $190,000

    Financial Information Systems Design and Implementation Fees $0

    All Other Fees* $449,300

    * Includes fees for services rendered other than Audit Fees and Financial Information Systems Design and Implementation Fees.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 21, 2002 by (i) each director and nominee,
(ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of the 2001 fiscal year, (iii) all executive officers and directors as a group and (iv) the Company's principal stockholders. Other than as set forth in the table below, there are no persons known to the Company to beneficially own more than 5% of the Common Stock.

                                                              AMOUNT & NATURE      PERCENTAGE OF
NAME AND ADDRESS                                               OF BENEFICIAL          COMMON
OF BENEFICIAL OWNER                                              OWNERSHIP             STOCK
-------------------                                           ---------------      -------------
KKR 1996 GP L.L.C...........................................     32,987,654(1)           56%
  c/o Kohlberg Kravis Roberts & Co. L.P.
  9 West 57th Street
  New York, NY 10019
Strata LLC..................................................      1,888,753(2)            3%
  c/o Kohlberg Kravis Roberts & Co. L.P.
  9 West 57th Street
  New York, NY 10019
The GJL L.L.C...............................................      4,492,066(3)            8%
Lone Pine Capital LLC.......................................      3,248,500(4)            6%
Gary M. Lowenthal...........................................      5,657,542              10%
Henry R. Kravis.............................................         67,381               *
George R. Roberts...........................................         67,381               *
Scott M. Stuart.............................................         67,381               *
Timothy Brady...............................................             --               *
Marc S. Lipschultz..........................................         67,381
Joseph Y. Bae...............................................             --
Ann T. Buivid...............................................             --
James F. McCann.............................................             --
Jean-Andre Rougeot, Chief Executive Officer.................        128,750               *
Christine L. Bell, Chief Operating Officer..................        212,250               *
Peter H. Frost, Chief Financial Officer.....................             --               *
Elizabeth E. Smith, VP--Product Development.................        121,286               *
David L. Miller, VP--Marketing..............................             --               *
All executive officers and directors as a group (14               6,389,352            11.0%
  persons)..................................................

------------------------------

*   Owns less than 1% of the total outstanding Common Stock.

(1) KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund L.P. KKR 1996 GP L.L.C. beneficially owns 56% of the Common Stock. KKR 1996 GP L.L.C. is a limited liability company, the members of which are Messrs. Henry R. Kravis, George
    R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Alexander Navab, Neil Richardson and Todd Fisher. Messrs. Kravis, Roberts and Stuart are directors of Boyds. Each of the individuals who is a member of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares.

(2) Strata LLC is the sole general partner of KKR Associates (Strata) L.P., which is a general partner of KKR Partners II, L.P. Strata LLC is a limited liability company, the members of which are Messrs. Henry R. Kravis, George
    R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Alexander Navab, Neil Richardson and Todd Fisher. Messrs. Kravis, Roberts and Stuart are directors of Boyds. Each of the individuals who is a member of Strata LLC may be deemed to share beneficial ownership of any shares beneficially owned by Strata LLC. Each of such individuals disclaims beneficial ownership of such shares.

(3) Gary Lowenthal is the sole managing member of The GJL L.L.C., the other member of which is Justina Lowenthal.

(4) According to Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2002, Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P. and Lone Pine Capital LLC benefically own 0.2%, 0.4%, 0.4% and 4.6% respectively of the total outstanding Common Stock. Lone Pine Associates LLC is the general partner of Lone Spruce, Lone Balsam and Lone Sequoia. Stephen F. Mandel, Jr. is the Managing Member of Lone Pine Associates and Lone Pine Capital.

(5) Peter H. Frost resigned from his position as the Chief Financial Officer of the Company on January 18, 2002.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These Reporting Persons are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC.

    Based solely on the Company's review of the copies of forms it has received and written representations from certain Reporting Persons, the Company believes that all of its Reporting Persons complied with all the filing requirements applicable to them with respect to transactions during the 2001 fiscal year.

                            DIRECTORS' COMPENSATION

    Directors of the Company who are not officers or employees of the Company receive stock options as remuneration for serving as directors. All directors are reimbursed for reasonable expenses incurred to attend director and committee meetings.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors of the Company consists of Marc S. Lipschultz and Scott M. Stuart, both of whom are non-employee Directors. The Compensation Committee reviews and approves all compensation arrangements for executive officers and, in that regard, has developed compensation policies for the executive officers which seek to enhance the profitability of the Company with an appropriate balance between long-term and short-term profitability goals and to assure the ability of the Company to attract and retain executive employees with competitive compensation. Actions by the Compensation Committee are reported to the Board and, in appropriate cases, ratified by the Board prior to implementation.

    The compensation program of the Company seeks specifically to motivate the executive officers of the Company to achieve objectives which benefit the Company within their respective areas of responsibility, with particular emphasis on continued growth in revenues, expense control, operating efficiency, and the ultimate realization of profits for the Company, approximately equal weight being given to each of these criteria in evaluating performance.

    Base salary levels for the Company's executive officers, including the Chief Executive Officer, are set so that the overall cash compensation package for executive officers, including bonus opportunity, compares favorably to companies with which the Company competes for executive talent. In determining salaries, the Compensation Committee also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance, the individual's achievement of particular non-financial goals within his or her responsibility, and other contributions made by the officer to the Company's success. The Compensation Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining base salary levels, since the specific factors used may vary among officers. As is typical for most companies, payment of base salary amounts generally is not conditioned upon the achievement of any specific, pre-determined performance targets.

    In addition to base salary, each executive officer, including the Chief Executive Officer, may earn an incentive bonus of a specific, individualized percentage of such executive officer's base salary. The compensation policies of the Company are general and subjective both as to base salary and as to the other components of the compensation program.

    The Company's compensation program also includes benefits typically offered to executive officers of similar businesses to promote management stability, consisting of a 401(K) retirement plan and severance agreements.

    In addition, the Company periodically grants stock options to executive officers pursuant to the Company's Option Plans for Key Employees of the Company. The Compensation Committee believes that granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the long term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary to ensure the Company's continued success.

    Legislation enacted in 1993 imposes certain limits on the tax deductibility of executive compensation. The Compensation Committee's policy is to maximize the tax deductibility of executive compensation to the extent consistent with its responsibility to effectively compensate executive officers based on performance.

                                          Respectfully submitted,
                                          COMPENSATION COMMITTEE
                                          Marc S. Lipschultz
                                          Scott M. Stuart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year 2001, the Compensation Committee was comprised of Mr. Lipschultz and Mr. Stuart. Mr. Stuart is a member of the general partner of KKR and Mr. Lipschultz is an executive of KKR. Kohlberg Kravis Roberts & Co. L.P. ("KKR"), which is an affiliate of the Common Stock Partnerships, may receive investment banking fees for services rendered to the Company in connection with certain transactions. KKR renders ongoing management, consulting and financial services to the Company for an annual fee of $375,000 plus expenses. During the 2001 fiscal year, $420,855, including expenses, was paid to KKR. The Common Stock Partnerships hold an aggregate of 34,876,407 shares of Common Stock. The general partners of the Common Stock Partnerships are KKR 1996 GP L.L.C. and Strata LLC, both Delaware limited liability companies (each a "General Partner"), of which Mr. Stuart is one of the members. Mr. Lipschultz is an executive of KKR. Each General Partner has sole voting and investment power with respect to the applicable shares.

    The Common Stock Partnerships have the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act of 1933, as amended, shares of Common Stock held by them. The Common Stock Partnerships have both demand and "piggyback" registration rights. Under the agreements providing for registration rights, the Company will pay all expenses in connection with any such registration.

EXECUTIVE OFFICERS

    Set forth below is certain information concerning each current executive officer of Boyds.

NAME                                          AGE      POSITIONS HELD DURING PREVIOUS FIVE YEARS
----                                        --------   ------------------------------------------
Jean-Andre Rougeot........................     43      Chief Executive Officer of the Company
                                                       since February 2000. Prior thereto, he was
                                                       the president and chief executive officer
                                                       of the Coty Division of Coty, Inc., from
                                                       1993 through December 1999.

Christine L. Bell.........................     46      Chief Operating Officer of the Company
                                                       since 1997. Prior thereto, she was the
                                                       Controller of the company from 1992 to
                                                       1997.

David Miller..............................     36      Vice President--Marketing since April
                                                       1999. Prior thereto, he was the group
                                                       publisher of collectibles publications at
                                                       PRIMEDIA from January 1996 to 1999.

Elizabeth E. Smith........................     56      Vice President--Product Development since
                                                       1996. Prior thereto, she was the manager
                                                       --import division and coordinator
                                                       --product development process of the
                                                       Company from 1990 to 1996.

Elaine C. Smith...........................     46      Director of Inventory Management since May
                                                       2001. Prior thereto, she was the Vice
                                                       President of Planning and Replenishment at
                                                       Linens 'n Things, Inc. from 1997 to April
                                                       2001.

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation awarded or paid to, or earned by, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "named executive officers") during 2001.

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        ------------
                                                                  ANNUAL COMPENSATION    SECURITIES
                                                        FISCAL    -------------------    UNDERLYING
NAME/POSITION                                            YEAR      SALARY     BONUS       OPTIONS
-------------                                          --------   --------   --------   ------------
Jean-Andre Rougeot(1)................................    2001     $500,000   $166,500           --
  Chief Executive Officer                                2000      470,792    375,000      500,000

                                                         2001     $188,809   $ 57,800       50,000
                                                         2000      182,046     60,000       50,000
                                                         1999      175,533     16,052           --
Christine L. Bell....................................
  Chief Operating Officer and Secretary

                                                         2001     $151,047   $ 39,000       50,000
                                                         2000      145,637     50,000       50,000
                                                         1999      139,738    114,480           --
Elizabeth E. Smith...................................
  Vice President--Product Development

                                                         2001     $144,211         --           --
                                                         2000      140,000     25,000       20,000
                                                         1999      105,539         --       40,000
Peter H. Frost(2)....................................
  Chief Financial Officer

                                                         2001     $143,846   $ 18,500       40,000
                                                         2000      124,230     20,250       20,000
                                                         1999       71,238     11,130       25,000
David Miller.........................................
  Vice President--Marketing

------------------------

(1) Mr. Rougeot became the CEO of Boyds on February 1, 2000 and his salary during the year 2000 represents the amount of salary paid to him from February 1, 2000, his first day of employment with Boyds to December 31, 2000.

(2) Mr. Frost resigned from his position as the Chief Financial Officer of the Company on January 18, 2002.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information regarding the grant of stock options during the 2001 fiscal year to the named executive officers pursuant to the Company's Option Plans for Key Employees of the Company.

                                                INDIVIDUAL GRANTS                              AT ASSUMED ANNUAL
                                    -----------------------------------------                RATES OF STOCK PRICE
                                                  PERCENT OF TOTAL   EXERCISE                    APPRECIATION
                                                  OPTIONS GRANTED     PRICE                   FOR OPTION TERM (3)
                                                    TO EMPLOYEES       ($ /     EXPIRATION   ---------------------
NAME                                OPTIONS (2)       IN 2001         SHARE)       DATE         5%          10%
----                                -----------   ----------------   --------   ----------   ---------   ---------
Jean-Andre Rougeot, ..............         --            --              --          --            --          --
  Chief Executive Officer(1)
Christine L. Bell, ...............     50,000           8.2%          $6.80        2011      $213,824    $541,872
  Chief Operating Officer
Peter H. Frost, ..................         --            --              --          --            --          --
  Chief Financial Officer(1)
David L. Miller, .................     40,000           6.5%          $6.80        2011      $171,059    $433,498
  Vice President--Marketing
Elaine C. Smith, .................      5,000           0.8%          $9.74        2011      $ 30,627    $ 77,615
  Dir. Of Inv. Management
Elizabeth E. Smith, ..............     50,000           8.2%          $6.80        2011      $213,824    $541,872
  Vice President--Product Dev.

------------------------

(1) Mr. Rougeot and Mr. Frost did not receive any stock options during the 2001 fiscal year.

(2) Options are non-qualified stock options and generally terminate 90 days following termination of the executive officer's employment with the Company or the expiration date, whichever occurs earlier. The exercise price of each option was determined to be equal to the fair market value per share of the Common Stock on the grant date. These options become exercisable over a five-year period, 20% on each anniversary of the grant date of the option.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

    No executive officer of the Company exercised options during the 2001fiscal year.

401(K) RETIREMENT PLAN

    The Company maintains a noncontributory deferred retirement plan pursuant to
Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees are eligible to participate after one year of service and attainment of age 21.

EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS

    The Company and Mr. Rougeot have entered into an employment agreement dated January 28, 2000. The agreement has an initial term of three years, and shall thereafter be automatically extended for successive one-year periods, unless either party gives six months notice prior to any extension under the agreement. Mr. Rougeot, among other things,
(i) receives an annual base salary of $500,000 during the term of the agreement,
(ii) receives an annual bonus, subject to the attainment of certain performance goals, in an amount not to exceed 200% of his base salary, (iii) participates in incentive compensation plans of the Company, (iv) received relocation expenses,
(v) will receive 24 months of base salary and continuation of medical, dental and life insurance benefits for 24 months if the Company terminates his employment without cause due to performance and prior to a change of control and
(vi) 24 months of base salary, continuation of medical, dental and life insurance benefits for 24 months and the sum of the annual bonus earned in the prior two years if the Company terminates his employment without cause for reasons not based on performance prior to a change of control or without cause after a change of control or if Mr. Rougeot terminates his employment for good reason at any time. Under the agreement, Mr. Rougeot is subject to non-competition and non-solicitation covenants for two years following termination of his employment and a confidentiality covenant at all times.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    KKR, an affiliate of the Common Stock Partnerships, renders ongoing management, consulting and financial services to the Company for an annual fee of $375,000 plus expenses; $420,855 including expenses, was paid to KKR during the 2001 fiscal year. In addition, KKR may in the future receive investment banking fees for services rendered to the Company in connection with certain transactions. KKR received a cash fee in April 1998 of $6.0 million from the Company for negotiating the recapitalization and arranging the related financing, plus the reimbursement of its associated expenses.

    KKR 1996 Fund GP L.L.C. and Strata L.L.C., beneficially owned at March 21, 2002, in the aggregate approximately 59.0% of Boyds' outstanding shares of Common Stock on a fully diluted basis. Accordingly, affiliates of KKR are able to elect the Company's entire board of directors, control the Company's management and policies and, in general, determine without other Stockholders' consent the outcome of any corporate transaction or other matter submitted to the Stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the company's assets. Affiliates of KKR are also able to prevent or cause a change in control of Boyds and to amend Boyds' by-laws at any time. The members of each of KKR 1996 GP L.L.C. and Strata L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Alexander Navab, Neil Richardson and Todd Fisher.
Messrs. Kravis and Roberts comprise the executive committee of each of KKR 1996 Fund GP L.L.C. and Strata L.L.C. and are founding partners of KKR. Mr. Stuart is a member of the general partner of KKR and Mr. Lipschultz is an executive of KKR. Each of Messrs. Kravis, Roberts, Stuart and Lipschultz is a Director of Boyds.

    On March 5, 1998, Boyds entered into a recapitalization and stock purchase agreement with Bear Acquisition, Inc. ("Bear Acquisition"). Bear Acquisition was a subsidiary of KKR 1996 Fund L.P., a limited partnership formed at the direction of KKR. In connection with the recapitalization, Bear Acquisition entered into a registration rights agreement, dated April 21, 1998 with Boyds. Pursuant to such agreement, Bear Acquisition has the right to require Boyds to register under the Securities Act of 1933 shares of Common Stock held by Bear Acquisition and has certain piggyback registration rights. The registration rights agreement provides, among other things, that Boyds will pay all expenses in connection with the first ten demand registrations requested by Bear Acquisition and in connection with any registration in which Bear Acquisition participates through piggyback registration rights granted under such agreement. Upon the liquidation of Bear Acquisition, rights and obligations of Bear Acquisition under the registration rights agreement with respect to demand registrations were transferred to the Common Stock Partnerships and with respect to piggyback registrations were transferred to all the former stockholders of Bear Acquisition, including the Common Stock Partnerships. The Company registered 6,750,000 shares of Common Stock held by the Common Stock Partnerships in connection with its initial public offering and reimbursed their expenses in connection with such registration.

    Prior to the recapitalization, all shares of Boyds' common stock were beneficially owned by Gary and Justina Lowenthal, a portion of which were redeemed pursuant to the recapitalization. In connection with the recapitalization, Boyds and Mr. Lowenthal entered into a registration rights agreement granting Mr. Lowenthal piggyback registration rights with respect to shares of Common Stock then owned by him.

    Boyds purchased approximately 111 acres of land from New Farm
Operating, Inc., whose sole stockholder is Justina Lowenthal, wife of director and Chairman Emeritus Gary Lowenthal. The purchase price was $0.5 million. This land is being used for the future site of the store and museum which is included in property and equipment. In the opinion of management, this transaction was executed on terms comparable to an arms length transaction.

    Boyds believes that the material terms of each of the transactions described above are no more favorable than those that would have been agreed to by third parties on an arm's length basis.

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                            3/5/99  DEC-99  DEC-00  1-DEC
THE BOYDS COLLECTION, LTD.     100   38.54   51.74   37.61
S & P MIDCAP 400               100  125.97  148.02  136.91
PEER GROUP                     100  103.64   98.61   97.21

    The above graph compares the cumulative total return on $100 invested on March 5, 1999 in the Common Stock of Boyds, and on February 28, 1999 in the Standard & Poor's MidCap 400 Index and the Company's selected peer group index. The issuers currently within the peer group index are Action Performance Companies, Inc., American Greetings Corporation, Blyth Industries, Inc., Department 56, Inc., Enesco Group, Inc., Lenox International Inc., Media Arts Group, Inc., Racing Champions Corporation, Russ Berrie & Company, Vermont Teddy Bear Co., Inc., Waterford Wedgewood plc and Yankee Candle Company, Inc. Each of the issuers is weighted in the calculation of the index to recognize its stock market capitalization. The returns of the MidCap 400 Index and the peer group index are calculated assuming reinvestment of dividends.

    The graph specifies data for the preceding trading day nearest to Boyds' fiscal year-end.

    The stock price performance shown on the graph above is not necessarily indicative of future price performance. Data points above are provided by Research Data Group, Inc., a licensee of Standard & Poor's.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

    One of the purposes of the Annual Meeting is the election of ten directors, constituting the entire Board of Directors of Boyds, to hold office until the next Annual Meeting and until their successors are elected and qualified. All ten nominees for the Board of Directors of Boyds were elected at the previous Annual Meeting. If, for any reason, any of said nominees becomes unavailable for election, the holders of the Proxies may exercise discretion to vote for substitutes proposed by the Board of Directors. Management has no reason to believe that the persons named will be unable or decline to serve if elected.

    The election of each nominated Director requires a plurality of the votes cast at the Annual Meeting. If a Stockholder wishes to withhold authority to vote for any nominee, such Stockholder can do so by following the directions set forth on the enclosed Proxy or on the ballot to be distributed at the Annual Meeting, if such Stockholder wishes to vote in person.

    THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL TEN NOMINATED DIRECTORS SET FORTH BELOW, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

    Set forth below is certain information concerning each nominee for Director of Boyds.

NAME                                     AGE             POSITIONS HELD DURING PREVIOUS FIVE YEARS
----                                   --------          -----------------------------------------
Gary M. Lowenthal....................     53      Chairman Emeritus of the Board of Directors; Chief
                                                  Executive Officer of the Company from its founding in
                                                  1979 until February 2000.

Jean-Andre Rougeot...................     43      Chief Executive Officer of the Company since February
                                                  2000. Prior thereto, he was the president and chief
                                                  executive officer of the Coty Division of Coty, Inc.,
                                                  from 1993 through December 1999.

Henry R. Kravis*.....................     58      Director of the Company since April 1998. Founding
                                                  Partner of Kohlberg Kravis Roberts & Co. ("KKR"). Member
                                                  of the Board of Directors of Accuride Corporation,
                                                  Amphenol Corporation, Borden, Inc., BRW Acquisition,
                                                  Inc., Evenflo Company, Inc., The Gillette Company, IDEX
                                                  Corporation, KinderCare Learning Centers, Inc., KSL
                                                  Recreation Corporation, MedCath Incorporated,
                                                  Owens-Illinois, Inc., PRIMEDIA, Inc., Safeway Inc.,
                                                  Sotheby's Holdings Inc., Spalding Holdings Corporation,
                                                  Trinity Acquisition plc, which is the parent company of
                                                  Willis Corroon Group Limited, and U.S. Natural
                                                  Resources.

NAME                                     AGE             POSITIONS HELD DURING PREVIOUS FIVE YEARS
----                                   --------          -----------------------------------------
George R. Roberts*...................     58      Director of the Company since April 1998. Founding
                                                  Partner of KKR. Member of the Board of Directors of
                                                  Accuride Corporation, Amphenol Corporation, Borden,
                                                  Inc., BRW Acquisition, Inc., Evenflo Company, Inc., IDEX
                                                  Corporation, KinderCare Learning Centers, Inc., KSL
                                                  Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA,
                                                  Inc., Safeway Inc., Spalding Holdings Corporation,
                                                  Trinity Acquisition plc, which is the parent company of
                                                  Willis Corroon Group Limited, and U.S. Natural
                                                  Resources, Inc.

Scott M. Stuart......................     42      Director of the Company since April 1998. General
                                                  Partner of KKR. Member of the Board of Directors of
                                                  Borden, Inc., KSL Recreation Corporation, and AEP
                                                  Industries Inc.

Marc S. Lipschultz...................     33      Director of the Company since April 1998. Executive of
                                                  KKR since 1995. Prior thereto, he was an investment
                                                  banker at Goldman, Sachs & Co. Member of the Board of
                                                  Directors of Amphenol Corporation.

Timothy Brady........................     33      Director of the Company since January 1999. Executive
                                                  Producer and senior vice president of network services
                                                  at Yahoo! Since April 1995. Prior thereto, he was a
                                                  product marketing manager at Motorola, Inc., Tokyo.

Joseph Y. Bae........................     30      Executive of KKR since September 1996. Prior thereto, he
                                                  Worked at Goldman Sachs & Co. from 1994 to 1996. Member
                                                  of the Board of Directors of Shoppers Drug Mart.

Ann T. Buivid........................     49      President of Personal Care Division, Remington Products
                                                  Company, LLC from January 2000 to January 2002,
                                                  previously Vice President of Worldwide Marketing and New
                                                  Business Development since 1998. Prior thereto, she was
                                                  a vice president of North American Marketing and New
                                                  Business Development at Black & Decker.

James F. McCann......................     50      Chief executive officer of 1-800-FLOWERS.COM since 1986.
                                                  Member of the Board of Directors of Gateway 2000,
                                                  Hofstra University, OfficeMax, The National Retail
                                                  Federation, Very Special Arts and Winthrop-University
                                                  Hospital.

------------------------

*   Messrs. Kravis and Roberts are first cousins.

                                 PROPOSAL TWO:
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    At the Annual Meeting, Stockholders will be asked to ratify the selection of Deloitte & Touche LLP as independent certified public accountants of the Company for the current fiscal year. The ratification of Deloitte & Touche LLP requires the approval of the majority of votes cast at the Annual Meeting.

    Deloitte & Touche LLP, independent certified public accountants, have audited the financial statements of the Company for the period ended
December 31, 2001. Services provided by Deloitte & Touche LLP included work related to the audit of the financial statements, reviews of unaudited quarterly financial information, preparation of state and federal income tax returns, state tax advice and compliance with S.E.C. financial reporting requirements.

    A representative of Deloitte & Touche LLP is expected to attend this meeting. He will be afforded the opportunity to make a statement, if he desires, and will be available to respond to appropriate questions.

    On April 21, 1998, the Company dismissed Stambaugh Ness, P.C. as its independent accountants. The Company's Audit Committee participated in and approved the decision to change independent accountants.

    The Company engaged Deloitte & Touche LLP as its new independent accountants as of July 6, 1998. During the periods January 1, 1999 through December 31, 1999, January 1, 2000 through December 31, 2000 and January 1, 2001 through December 31, 2001, the Company has not consulted with Deloitte & Touche LLP on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation SK Item 304(a)(2)).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY

                               STOCKHOLDERS LIST

    A complete list of the Stockholders entitled to vote at the annual meeting of Stockholders to be held on May 16, 2002, will be available for inspection during normal business hours at the principal offices of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a Stockholder, and at all times during the annual meeting at the place of the meeting.

                             STOCKHOLDER PROPOSALS

    In order for proposals by Stockholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2003 Annual Meeting of Stockholders, such proposals must be received by the Secretary of Boyds at the principal executive offices of Boyds no later than the close of business on October 31, 2002.

                                 OTHER MATTERS

    Management of Boyds does not know of any other matters to be brought before the meeting. If any other matter properly comes before the Annual Meeting, it is intended that the holders of Proxies will act in respect thereof in accordance with their best judgement.

    Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of Proxies, and, upon request, will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of proxies which is expected to be nominal.

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By Order of the Board of Directors,
                                          Christine L. Bell
                                          CHIEF OPERATING OFFICER AND SECRETARY
                           v DETACH PROXY CARD HERE v
--------------------------------------------------------------------------------

|_|  (PLEASE SIGN, DATE AND RETURN                      |X|
     THIS PROXY IN THE ENCLOSED               VOTES MUST BE INDICATED
     POSTAGE PREPAID ENVELOPE.)              (X) IN BLACK OR BLUE INK.

1. Election of Directors

FOR all nominees |_|  WITHHOLD AUTHORITY      |_|  FOR ALL EXCEPT nominee(s) |_|
                      to vote for all nominees     marked in space below

NOMINEES: Gary M. Lowenthal, Jean-Andre Rougeout, Henry R. Kravis, George R.
          Roberts, Scott M. Stuart, Marc S. Lipschultz, Timothy Brady, Joseph Y. Bae, Ann T. Buivid and James F. McCann.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK THE "FOR ALL EXCEPT" BOX AND WRITE THE NOMINEE'S(S') NAME(S) FROM THE ABOVE LIST. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).)

--------------------------------------------------------------------------------

I will attend the Annual Meeting:       YES       |_|

                                        NO        |_|

To change your address, please mark this box      |_|
and note below.


                                                           FOR  AGAINST  ABSTAIN
2. Ratification of Deloitte & Touche LLP as independent
   certified public accountants of the Company for the     |_|    |_|      |_|
   current fiscal year.

3. In her discretion, the proxy is authorized to vote your shares as she sees fit for any other business that may come before the meeting.


                                          --------------------------------------

                                          S C A N L I N E

                                          --------------------------------------

                                    Please sign exactly as your name appears herein. Attorneys-in-fact, executors, administrators, trustees and guardians should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized name.

                    Date  Share Owner sign here      Co-Owner sign here
                    ------------------------------   ---------------------------

                    ------------------------------   ---------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           THE BOYDS COLLECTION, LTD.

   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby appoints Christine L. Bell (and if the undersigned is a proxy, the substitute proxy), the proxy of the undersigned to vote all shares of the common stock of The Boyds Collection, Ltd., ("Boyds") held of record on March 21, 2002 by the undersigned as directed on the reverse side and in their discretion on all other matters which may properly come before the Annual Meeting of Stockholders of Boyds, to be held on May 16, 2002 at 10:00 a.m. at 1 Lincoln Square, Gettysburg, Pennsylvania, and any adjournments or postponements thereof, WITH ALL THE POWERS THE UNDERSIGNED WOULD HAVE IF PERSONALLY PRESENt.

         WITHOUT LIMITING THE GENERAL AUTHORIZATION HEREBY GIVEN, THE UNDERSIGNED DIRECTS SAID PROXY TO VOTE AS SPECIFIED UPON THE ITEMS SHOWN HEREIN WHICH ARE REFERRED TO IN THE NOTICE OF ANNUAL MEETING AND AS SET FORTH IN THE PROXY STATEMENT.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                                  (Continued and to be dated and
                                                  signed on the reverse side)


                                BOYDS COLLECTION LTD
                                P.O. BOX 11417
                                NEW YORK, N.Y. 10203-0417

--------------------------------------------------------------------------------